Exhibit 99.1

SCOLR Pharma Announces Unaudited Net Sales of Nutritional Products

BELLEVUE, Wash., June 20, 2012 – SCOLR Pharma, Inc. (SCLR) today reported unaudited net sales of its nutritional products for the fourth quarter and year ended December 31, 2011 and the first quarter ended March 31, 2012.

Unaudited net sales of nutritional products were $252,000 for both the fourth quarter and year ended December 31, 2011. Unaudited net sales of nutritional products were $454,000 for the first quarter ended March 31, 2012.

SCOLR announced the first shipments of its nutritional products in December 2011 and did not record net sales of nutritional products for the first three quarters of 2011. SCOLR’s products, which are based on the Company’s proprietary CDT® Controlled Delivery Technology platform, are sold directly to retailers in the mass consumer products channel and are available to consumers under private label and the SCOLR® CDT® brand-name.

Stephen Turner, President and CEO of SCOLR, said: “We are gratified to see our direct sales and marketing efforts begin to generate revenues and repeat sales. We are working with retailers to expand the number and type of products available to consumers and we hope to continue the current momentum into the remainder of this launch year. The proceeds of our recently closed financing will be used primarily to fund inventory and promotional needs in support of these efforts. We will continue to focus on our short term goal of profitably growing and stabilizing our nutritional business, while preparing for the eventual commercialization of our ibuprofen product.”

SCOLR recently announced the closing of a private placement financing in which it raised gross proceeds of $1.35 million through the sale of its 8% Secured Convertible Debentures due June 2013.

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company focused on applying its formulation expertise and patented CDT® platforms to develop novel prescription pharmaceutical, over-the-counter (OTC), and nutritional products. Its CDT® drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call (425) 368-1050 or visit http://www.scolr.com/.

Forward looking statements:

Any statements made in this press release that relate to future plans, events or performance are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding the use of proceeds of a financing transaction, efforts to expand the number and type of nutritional products available to consumers, future profitability, and potential commercialization of SCOLR’s Ibuprofen product. Factors that could cause these forward-looking statements to differ from actual results include adverse consumer or retailer reception of SCOLR’s products, SCOLR’s inability to source adequate inventory of its products in a timely matter and on favorable terms, any adjustments to the preliminary unaudited results presented herein, unfavorable regulatory determinations, competitive factors and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. SCOLR Pharma, Inc. undertakes no obligation to update or revise any forward-looking statements.

Contacts:

Investor Relations:

SCOLR Pharma, Inc.

425.368.1050